Contract

Entered into and signed in Israel on May 14, 2010

Between:               1.           Xfone Inc., Corporation Number C23688-2000
Texas, U.S.A.
("Xfone")
via a signatory on behalf of the corporation,
Mr. Guy Nissenson

2.           Newcall Ltd., P.C. 512756917
11 Ha'avoda Street, Rosh Ha'ayin 48103, Israel
("Newcall")
via the signatory on behalf of the corporation,
Mr. Ilan Shoshani

3.           Margo Pharma Ltd., P.C. 512821471
26 Shalva Street, Herzliya 46705, Israel
("Margo")
via the signatory on behalf of the corporation,
Mr. Giora Shpigel

(Below, jointly and severally, the "Sellers")
of the first part
and:                      Marathon Telecom Ltd., P.C. 514413145
of 14 Shenkar Street, Herzliya 46733, Israel
via the signatory on behalf of the corporation,
Mr. Gilad Bar Lev

(the "Buyer")
of the second part

Whereas
Xfone is the registered owner and the sole holder of 690 ordinary Shares of the Company (according to the definition of such terms below) that constitute 69% of the Company's issued and paid-up capital; and

Whereas	Newcall is the registered owner and the sole holder of 260 ordinary Shares of the Company that constitute 26% of the Company's issued and paid-up capital; and

Whereas	Margo is the registered owner and the sole holder of 50 ordinary Shares of the Company that constitute 5% of the Company's issued and paid-up capital; and

Whereas	the Buyer is a private company, limited by shares, which was duly incorporated in Israel for purposes of the purchase of the Sold Shares (as the same are defined below); and

Whereas
the Sellers seek to sell the Sold Shares (as the same are defined below) to the Buyer, and the Buyer seeks to purchase the Sold Shares from the Sellers, all in the manner and under the terms and conditions as specified in this contract below;

Therefore, it has been represented, agreed and stipulated

by and between the parties, as follows:
1.	Preamble, representations, annexes and titles

	1.1.	The preamble of this contract, the representations of the parties hereto and the annexes attached to it constitute an integral part hereof.

	1.2.	The titles of the sections in this contract and its division into chapters and sections are intended for convenience and orientation only and shall not serve for purposes of interpretation hereof.

2.	Definitions
In this contract, unless the context prescribes otherwise, the following terms shall be interpreted as provided alongside them:

	2.1.	"Company" – Xfone 018 Ltd.

	2.2.	"Share" or "Shares" – the Company's ordinary shares of NIS 1 par value each.

	2.3.	"Sold Shares" – 1,000 Shares that constitute all of the Company's issued and paid-up capital (100%) which are sold to the Buyer in accordance with the provisions of this contract.

2.4.
"Performance Date" – the date which will be determined by the parties for the transfer of the Sold Shares to the Buyer. The parties hereby agree to schedule the performance date for the date which will be no later than 21 days from the date of receipt of the Minister's approval that is specified in Section 12.1 below.

	2.5.	"Minister" – the minister of communication.

	2.6.	"Law" – as defined in the Interpretation Law, 5741-1981.

	2.7.	"Trustee" – an attorney who will act as the parties' trustee, according to the Letter of Instructions to the Trustee.

	2.8.	"Letter of Instructions to the Trustee" – a letter of instructions to the trustee which will be executed by the parties and delivered to the Trustee on the date of the signing of this contract.

	2.9.	"Company's Licenses" – the International Operator License, the Internet License and the VOC License (as such terms are defined below).

2.10.
"International Operator Regulations" – the Communication Regulations (Bezeq and Broadcasts) (Proceedings and Conditions for Receipt of a General License for Provision of InternationalBezeq Services), 5764-2004, including any and all amendments.

	2.11.	"Memorandum of Understanding" – the memorandum of understanding that was executed between Xfone, Newcall and the Buyer, on March 2, 2010.

3.	Annexes
The following annexes are attached to this contract and constitute an integral part hereof:

Annex 4.1(a)	The Company's certificate of incorporation.
Annex 4.1(b)	The change of name certificate for the Company.
Annex 4.1(c)	The Company's articles of association.
Annex 4.13	List of communication switches.
Annex 4.14	List of fixed assets.
Annex 4.17	List of legal proceedings and actions according to Section 4.17 below.
Annex 4.18	List of the Company's insurance policies.
Annex 4.19	List of the pledges imposed on the Company and/or on the assets thereof.
Annex 4.20	List of the guarantees issued by the Company.
Annex 4.21	List of the material agreements that the Company is party to and the breaches.
Annex 4.22	Specification of the employees which are employed by the Company.
Annex 4.23(a)	The Company's audited financial statements, as of December 31, 2009.
Annex 4.23(b)	The Company's reviewed financial statements, as of March 31, 2010.
Annex 4.24	List of the transactions deviating from the ordinary course of business.
Annex 4.25	Interested party undertakings.
Annex 5.1	Sketch of the structure of holdings in the Buyer that will be attached to the application which will be submitted to the Minister in accordance with Section 7.1 below.
Annex 5.8	Language of a letter of guarantee in accordance with Section 5.8 below.
Annex 8.1	Instructions pertaining to settling a dispute concerning the amounts of the Consideration.
Annex 8.2	Details of the bank accounts of the Sellers and the Trustee.
Annex 10	Language of Xfone letter of guarantee.
Annex 11.2(a)(3)	List of employees.
Annex 11.2(a)(4)	List of officers.
Annex 14.2	Language of letter of discharge.
Annex 16.6	Language of Letter of Instructions to the Trustee.

4.	Sellers' representations and undertakings

The Sellers hereby represent and undertake vis-à-vis the Buyer, as follows:

4.1.
The Company is a private company, limited by shares, which was duly incorporated in Israel on April 15, 2004 (under the name Xfone Communications Ltd.), and its number with the Registrar of Companies is 513533430.

A true copy of the Company's certificate of incorporation is attached hereto as Annex 4.1(a). A true copy of the change of name certificate for the Company is attached hereto as Annex 4.1(b).

4.2.	The Company's registered capital is NIS 10,000 and it is divided into 10,000 Shares.

The Company's issued and paid-up capital is NIS 1,000 and it is divided into 1,000 Shares. All of the Shares which constitute the Company's entire registered, issued, and paid-up capital, confer equal rights.

4.3.	Xfone is the registered owner and the sole holder of 690 Shares that constitute 69% of the Company's issued and paid-up capital.

4.4.	Newcall is the registered owner and the sole holder of 260 Shares that constitute 26% of the Company's issued and paid-up capital.

4.5.	Margo is the registered owner and the sole holder of 50 Shares that constitute 5% of the Company's issued and paid-up capital.

4.6.	All of the Sold Shares are fully paid-up, and are free and clear of any and all debts, attachments, pledges and/or other rights of any third party.

4.7.	The directors who hold office with the Company's board of directors on the date of the signing of this contract are:

Abraham Keinan (chairman of the board of directors), Guy Nissenson, Eyal Yosef Harish, Aviu Ben-Horrin and Ilan Shoshani (the "Directors").

4.8.
As of the date of the signing of this contract, no act was performed, no proceeding was instituted and no application was submitted for the dissolution of the Company and/or the deleting of its name from any and all registers that are kept under the Law, and it received no notice or warning pertaining to dissolution and/or similar proceedings.

4.9.
The Company received and it holds all of the licenses, permits and approvals required for purposes of conducting its activity and business, if and insofar any are necessary. Other than as provided below in Section 4.10, to the Sellers' best knowledge, the Company is not in any violation of the licenses, permits and approvals as aforesaid.

4.10.
On July 4, 2004, the Company received a general license for the provision of international Bezeq services (the "International Operator License"), effective until July 3, 2024; In August 2006, the Company received a special license for provision of internet access services (the "Internet License"), effective until August 31, 2011; On April 1, 2009, the Company received a special license to perform a marketing experiment for the provision of domestic telephone services via use of VOC technology (the "VOC License"), effective until April 30, 2010. The Sellers reported that this license was extended by six months, however the Company has not yet received a formal notification thereon. As of the date of the signing of this contract, the Company meets and fulfills the material provisions and requirements that are set forth in the Company's Licenses. For purposes hereof, "material" – it is reasonable that violation thereof will lead the Ministry of Communication or the Minister to impose sanctions on the Company. No financial and/or other sanctions have ever been imposed on the Company by the Ministry of Communication in connection with the Company's Licenses, their scope, effect and/or the Company's activity in the field of the Company's Licenses, and it does not know of any and all pending arguments, demands, or claims, on the part of the Ministry of Communication, with regard to the Company's fulfillment of the terms and conditions of the Company's Licenses in a full and timely manner. Furthermore, the Company is not aware of any other pending argument that is based on prima facie grounds for the cancellation, limitation, restriction or suspension of any of the Company's Licenses and/or which constitutes prima facie grounds for forfeiture of the guarantees which were provided on behalf of the Company to the Ministry of Communication to ensure the fulfillment of the terms and conditions of the Company's Licenses.

4.11.
The Company submitted all of the periodic reports that are required therefrom under the Company's Licenses and/or which were demanded therefrom by the General Director of the Ministry of Communication, and with regard to such reports there exists no pending argument of the Ministry of Communication.

4.12.
The Company meets and fulfills all of the requirements and provisions which are set forth in the Communication Law (Bezeq and Broadcasts), 5742-1982 and the regulations thereunder for purposes of operation of the International Operator License , including, without derogating from the aforesaid, all of the provisions of Sections 16-21 of the International Operator Regulations.

4.13.
The Company is the full and sole owner of the communication switches specified in Annex 4.13 which is attached hereto (the "Switches"). The Company operates the Switches and to the best of its knowledge they are intact, maintained well and in accordance with the manufacturers' instructions, usable, suitable and serve the Company's activity in the fields of international operation, internet and VOC in a current, intact and regular manner.

4.14.
The Company is the sole owner and/or lessee of all of the equipment which is required for purposes of the current and proper activity thereof, including all of the software and hardware components which are used thereby for such purposes, as well as all of the items which were previously or are currently registered as fixed assets in the Company's books and which are currently serving the Company as specified in Annex 4.14 which is attached hereto.

4.15.
The Sellers are fully authorized to engage in this contract and perform all of the undertakings thereof according thereto, and there is no lawful or other impediment which prevents the Sellers from engaging in this contract and performing the undertakings thereof pursuant thereto, subject only to fulfillment of the conditions precedent which are specified in Section 12 below.

The signatures of Messrs. Guy Nissenson (with regard to Xfone only), Ilan Shoshani (with regard to Newcall only), and Giora Shpigel (with regard to Margo only), are binding on the Sellers for all intents and purposes pertaining to the undertakings thereof pursuant to this contract, and this contract, upon the signing thereof by the Sellers, constitutes the Sellers' binding and valid undertakings.

4.16.
The transfer of the Company's Shares is not restricted and/or prohibited and/or impeded, under Law (other than the Minister's approval which is specified in Section 12.1 below) or pursuant to an agreement (other than the bank's approval which is specified in Section 12.2 below); The Sellers and/or the Company did not engage, undertake vis-à-vis, grant, issue and give to any other body and/or person the right to purchase Shares of the Company and/or any and all rights to receive, in any other manner, Shares of the Company, including the right of first refusal (other than as provided in Section 18 of the agreement which was executed between the Company, Xfone and Ilan Shoshani on August 26, 2004, and which Ilan Shoshani waived for purposes of this contract), an option right, securities which are convertible into Shares which are effective on the date of the signing of this contract and/or any and all other similar rights.

4.17.
As of the date of the signing of this contract, there is no claim and/or other legal or quasi legal proceeding, civil or criminal, that is pending against the Company before any and all courts and/or arbitrators which the Company is party to, and there are no judgments which were issued against the Company, and/or settlements that were reached, that the Company is party to and which have not yet been entirely performed, and there is no known fact or reason of any kind which may involve the Company in a claim or legal proceeding as aforesaid, and all other than as specified in Annex 4.17 which is attached hereto.

With regard to this Section 4.17 – a legal proceeding, including a written threat on the institution of legal proceedings which was delivered to the Company and/or the Sellers in the course of the 6 months prior to the date of the signing of this contract and which has not yet been removed.

4.18.
A list of all of the insurance policies which are valid and which were issued in the name and/or in favor of the Company (other than managers' insurances which were taken out for employees), stating the type of the policy, its number, issuing date, the insurance period, type of insurance, insurance amount, parties insured according thereto, and the insurer's name, is attached as Annex 4.18 hereto. All of the policies specified on the list are valid and to the Sellers' best knowledge the Company is fulfilling all of the material terms and conditions of the insurance policies.

4.19.
Other than the pledges as specified in Annex 4.19 which is attached hereto, no pledges of any kind are imposed on the Company and/or its assets and/or the registered and/or paid-up Share capital thereof, and the Sellers undertake that the Company shall not create such pledges until the Performance Date (inclusive).

4.20.
Other than guarantees as specified in Annex 4.20 which is attached hereto, the Company did not issue guarantees and/or collateral for the fulfillment of any kind of undertakings of any person and/or body, and the Sellers undertake that the Company shall not guarantee and issue collateral as aforesaid until the Performance Date (inclusive).

4.21.
Annex 4.21 which is attached hereto specifies all of the material agreements to which the Company is party, and all of the Company's agreements with interested parties therein and/or agreements between the Company's shareholders and which are effective on the date of the signing of this contract; To the Sellers' best knowledge, other than as specified in Annex 4.21 there is no breach which was not remedied of any contract or undertaking from among the material agreements to which the Company is party.

For purposes of this section, a "material agreement" shall be deemed as any and all agreements, other than an employment agreement, whose financial scope and/or the undertakings pursuant thereto or deriving therefrom, for the Company, amount to at least the one-time amount of 60,000 dollars, and/or the amount of 5,000 dollars per month, or 60,000 dollars per annum, as the case may be".

4.22.
Annex 4.22 which is attached hereto specifies all of the employees and officers who are employed by the Company (the "Employees") as of the date of the signing of this contract, according to their names and the description of their jobs, as well as details on the date of commencement of their work, the level of their pay or salary and the other material terms and conditions of their employment, including loans which were provided to them by the Company and insurance and indemnification arrangements which were made for them, and other than the Employees as specified in the aforesaid Annex 4.21, the Company does not employ in its service any other or additional Employees.

Other than as specified in Annex 4.22 which is attached hereto, the Company has made a provision for a reserve as specified in the Annual Statements (as defined below) and/or actually made proper payments and provisions for all of the Employees which are sufficient to pay and ensure all of their rights due to the period of their employment with the Company, and due to the termination of their employment pursuant to any Law and/or extension order and/or contract.

4.23.
The Company’s financial statements as of December 31, 2009, audited by the Company's auditor (above and below, the "Annual Statements") and the Company's financial statements as of March 31, 2010, reviewed by the Company's auditor (the "First Quarter's Statements") (the Annual Statements and the First Quarter's Statements shall be jointly referred to below as the "Financial Statements"), are attached hereto as Annexes 4.23(a) and 4.23(b); the Financial Statements are prepared according to accepted accounting principles in Israel, and they reflect, fully and truly, the Company’s financial condition, its capital, assets, undertakings and financial results as of the date of the Financial Statements

4.24.
Other than as specified in Annex 4.24 which is attached hereto, from March 31, 2010, until the date of the signing of this contract the Company's business did not deviate from the ordinary course of business, no act was performed in the Company, and no event occurred therein which results in or in itself changes or has a material adverse effect on the financial condition of the Company, as the same is reflected in the Financial Statements. For purposes of this section, any and all transactions with an interested party, change of terms thereof, as well as any and all transactions which adversely affect the Company's financial condition, as the same is reflected in the First Quarter's Statements, in the one-time amount of 60,000 dollars and/or the amount of at least 5,000 U.S. dollars per month or 60,000 U.S. dollars per annum, as the case may be, shall constitute a transaction which deviates from the ordinary course of business.

4.25.
Other than the undertakings which are specified in Annex 4.25 which is attached hereto, the Company has no further undertakings vis-à-vis the Sellers, either as shareholders, managers, directors, consultants, lenders or Employees, or in any other way or manner, including in connection with loans they received therefrom or advance payments they received, or otherwise. The Trust Money (as defined in Section 16.1 below) shall serve for the payment of the Company's liabilities which are specified in Annex 4.25, to the Sellers and according to the Letter of Instructions to the Trustee. The Sellers undertake that after the closing of the transaction and payment of the Company's liabilities to the Sellers, neither one of them has or will have any and all arguments, demands or claims from the Company pertaining to additional undertakings or debts, and if there are any, they hereby finally, absolutely and irrevocably remit the same.

4.26.
The Company shall not declare and shall not distribute a dividend and/or stock dividends and/or capital payments of any kind to the shareholders thereof, from the date of the signing of this contract until the Performance Date, and also has not declared a distribution as aforesaid which has not yet been entirely performed.

4.27.	Tax assessments have been issued for the Company until 2008 (inclusive).

The Company submitted, to all of the tax authorities, all of the reports which it is obligated to submit (other than an annual tax report to the income tax authority in respect of 2009) and paid, to all of the authorities, all of the tax payments which are due and payable therefrom (however, in respect of 2009, the Company paid income tax advances in accordance with a composition of payments) and/or performed proper provisions in the Financial Statements which are sufficient for the payment of all of the liabilities thereof to the tax authorities.

4.28.
The Sellers represent, confirm and undertake that they neither have nor will they have any objection to the Company using its name and trademark as well as any and all names or marks which include the combination "Xfone 018" (in Hebrew "אקספון 018"), for no consideration and without any restriction, in the State of Israel only.

4.29.
The Sellers represent, confirm and undertake that the representations made thereby in this contract are complete and true, and to the best of their knowledge there is no material detail pertaining to the Company which was not presented and/or relayed to the Buyer.

5.	The Buyer's representations and undertakings

The Buyer hereby represents and undertakes, as follows:

5.1.
The Buyer is a private Company, limited by shares, which was duly incorporated in Israel on February 23, 2010, for purposes of purchasing the Sold Shares, and the number thereof with the Registrar of Companies is 514413145.

The structure of the holdings in the Buyer is as specified in the sketch in Annex 5.1 which is attached hereto, and which will be attached to the application which will be submitted to the Minister pursuant to Section 7.1 below.

5.2.
The Buyer is fully authorized to enter this contract and to perform all of its undertakings pursuant thereto, and there is no lawful or other impediment to prevent the Buyer from entering this contract and performing its undertakings hereunder, subject only to the fulfillment of the conditions precedent specified in Section 12 below.

The signature of Mr. Gilad Bar-Lev together with the Buyer's stamp is binding on the Buyer for all intents and purposes in connection with the undertakings thereof under this contract, and this contract, once signed by the Buyer, constitutes a binding and valid undertaking of the Buyer.

5.3.
On the date of the signing of this contract the Buyer has, and until the Performance Date it shall continue to have, the financial means for purposes of fulfilling all of its liabilities under this contract.

5.4.
The Buyer received and has in its possession all of the licenses, permits and approvals that are required for purposes of conducting the activity and business thereof, if and insofar as any are necessary, and to the Buyer's best knowledge, it is not in violation of any of the licenses, permits and approvals as aforesaid.

5.5.
Without derogating from the generality of the provisions of Subsection 5.2 above, the Buyer represents, confirms and undertakes that to the best of its knowledge it meets and fulfills – and until the Performance Date it shall continue to meet and fulfill– all of the requirements, terms and conditions and provisions which are set forth in the International Operator Regulations and in the International Operator License, which its fulfillment of, as Buyer of the Sold Shares, is required for the receipt of the Minister's approval which is specified in Section 12.1 below, including the eligibility and the terms and conditions that are specified in Chapter C of the International Operator Regulations. The Buyer confirms, represents and undertakes that it does not know of any reason, which directly or indirectly derives from the Buyer, due to which the issue of the Minister's approval specified in Section 12.1 below may be delayed or prevented. Notwithstanding the aforesaid, the Buyer represents, confirms and undertakes that it meets and fulfills the requirements which are determined in the International Operator Regulations and in the International Operator License pertaining to the citizenship, residence and financial strength.

5.6.
The Buyer represents and confirms that the accounting and legal due diligence examination of the Company, its businesses and assets, which was performed on its behalf has been completed to the Buyer's satisfaction.

5.7.
The Sellers represent, confirm and undertake not to use, in any way, the name "Xfone" or "אקספון" in Hebrew, in Israel, other than in the context of activity in the local capital market, public relations and management of Xfone, Inc.'s headquarters.

5.8.
Upon the signing hereof, Carnie Capital Ltd., signed a letter of guarantee, in the language which is attached hereto as Annex 5.8, under which it guarantees vis-à-vis the Sellers, completely, absolutely and irrevocably, all of the Buyer's undertakings vis-à-vis the Sellers in accordance with this contract (including, in all that pertains to the payment of the Consideration, indemnification and payment of liquidated damages).

5.9.
The Buyer represents, confirms and undertakes that in the event that the transaction contemplated in the contract will not be consummated, for any reason whatsoever, the provisions of the confidentiality agreement which was executed on December 31, 2009, between Carnie and Xfone, shall continue to fully apply thereto, indefinitely.

5.10.
The Buyer confirms that it knows that in accordance with the Law which applies to Xfone, Xfone shall report to the U.S. Securities and Exchange Commission and the Israel Securities Authority on the engagement thereof in this contract and that such report shall be accompanied by an English translation hereof and it hereby issues its consent to the performance of the aforesaid report.

5.11.	The Buyer represents, confirms and undertakes that the representations made thereby in this contract are complete and true.

6.	Undertaking for sale of the Sold Shares

The Sellers undertake that at the Time of Performance (as defined below) and subject to the provisions of this contract above and below (including pertaining to payment of the Consideration), they shall sell and transfer, by themselves and/or through the Trustee, to the Buyer's ownership, all of the Sold Shares, and the Buyer undertakes that subject to the provisions of this contract above and below (including pertaining to payment of the Consideration), it shall purchase and receive the Sold Shares to its ownership.

7.	Parties' undertakings in the period prior to the Performance Date (the "Transition Period")

7.1.
Immediately after the signing of this contract, the parties shall approach the Minister and seek his approval for the sale of the Sold Shares to the Buyer pursuant to the provisions hereof. The parties undertake to do all that will be reasonably required in order to receive the Minister's approval as early as possible.

7.2.
The Sellers undertake that in the entire period from the date of the signing of this contract until the Performance Date (the "Transition Period"), the Company shall not adopt any resolution to perform, and in practice no act will be performed, and the Company shall not enter any agreement and/or assume any undertaking, which is not in the ordinary course of business, other than with advance coordination with the Designated CEO (as he is defined in Section 7.5 below).

7.3.
Without derogating from the aforesaid in Section 7.2, the Sellers undertake that in the entire Transition Period the Company shall maintain its credit facilities with the bank in effect, and shall perform no act or omission which may lead to the reducing, limiting or cancelling of the credit facilities thereof.

7.4.
The Buyer shall appoint an observer on its behalf (the "Observer") who will participate in all of the meetings of the board of directors and of the shareholders of the Company, including board meetings and/or shareholder meetings which will be held through telephone conference calls. The Sellers undertake to invite the Observer to each board meeting or shareholder meeting as aforesaid, to produce to him all of the background information that is produced to each director and/or shareholder, and to allow him to inspect, at any time, any material, document or information that belongs to the Company. If the Observer shall have been invited to a board meeting and/or shareholder meeting as aforesaid and not participated therein, for any reason whatsoever, or announced in advance that he will not be able to participate therein, for any reason whatsoever, the Company shall be entitled, but not obligated, to postpone the date of the board meeting and/or shareholder meeting. The identity of the Observer shall be determined consensually between the Buyer and the Company. The Observer shall fulfill all of the terms of eligibility which are applicable to an officer with the Company by virtue of the Company's Licenses and any relevant Law. It is hereby clarified that the Observer shall have no executive powers whatsoever in the Company and that the Sellers and the Company shall not be obligated to pay any amount to the Observer due to his activity as an Observer as aforesaid. Prior to the commencement of his activity, the Observer shall sign an undertaking to maintain confidentiality and non-competition vis-à-vis the Company, in the language which is accepted in the Company.

7.5.
The Buyer shall appoint a candidate for the position of Company CEO on its behalf (the "Designated CEO"). In the course if the Transition Period, the interim Company CEO shall orderly train the Designated CEO with regard to his designated position, including transfer for his inspection any and all material, documents and information that is relevant to his designated position, and as a rule, shall include the Designated CEO in the management of the Company, insofar possible and subject to the provisions of the Company's licenses and any Law. The Designated CEO shall fulfill all of the terms of eligibility which are applicable to an officer with the Company by virtue of the Company's Licenses and any relevant Law. The commencement of training shall be contingent on receipt of the defence agencies' confirmation that there is no impediment to the future appointment of the Designated CEO for the position of Company CEO. It is hereby clarified that the Designated CEO shall have no executive powers in the Company, no employment relationship will exist between him and the Company, and the Sellers and the Company shall be obligated to make no payment to the Designated CEO due to performance of the training as aforesaid. Prior to the commencement of training, the Designated CEO shall execute an undertaking to maintain confidentiality and non-competition vis-à-vis the Company, in the language which is accepted in the Company. In the event that the transaction contemplated in this contract will not be consummated, the undertaking to maintain confidentiality shall be indefinite, whereas the non-competition undertaking shall expire after the lapse of 3 months from the date on which it shall have come into the parties' knowledge that the transaction contemplated herein will not be consummated.

7.6.
The Sellers undertake to transfer the ownership in the Company to the Buyer (in the Share sale transaction contemplated herein) without debts of the Company to banks and to shareholders. For purposes of ensuring this undertaking, the parties and the Trustee shall act in accordance with the provisions of this agreement and the Letter of Instructions to the Trustee.

7.7.
Until and no later than the Performance Date , the Sellers shall release the Company of any and all guarantees which it shall have provided to any one of them to ensure payment of the loans which were taken by them from each other or from third parties.

7.8.
Until and no later than the Performance Date, the Buyer undertakes to replace the bank guarantee in the amount of NIS 10,000,000, index linked, which was provided by the Company, through Newcall, in favor of the Ministry of Communication in accordance with the provisions of the International Operator License, and to provide, at the expense thereof, an alternative bank guarantee in its place, to the Ministry of Communication's satisfaction (the "Replacement of the Bank Guarantee").

8.	The Consideration

8.1.
In consideration for all of the Sold Shares, the Buyer undertakes to pay the Sellers the amount of US$ 7,852,000 (the "Consideration") minus the "Company's Debts to the Sellers" minus the "Debt Balance in the Banks". The Consideration minus the Company's debts to the Sellers minus the debt balance in the banks shall be referred to below the "Consideration due to the Sold Shares".

For purposes hereof:

"Debt Balance in the Banks" shall mean – debt balance the Company has in the banks on the Performance Date;

"Company's Debts to the Sellers" shall mean – the net total of all of the Company's Debts to the Sellers (namely: after offsetting the Sellers' debts to the Company) updated as of the Performance Date including shareholders' loans, balance of the amount of the capital note which shall have been provided to the Sellers by the Company, and inter-company balances from any source or on any grounds.

If a dispute shall arise between the parties pertaining to the amount of any of the sums above (Company's Debt to the Sellers and/or the Debt Balance in the Banks) the parties shall act in accordance with the provisions of Annex 8.1 which is attached hereto.

The Consideration shall be paid to the Sellers in the following manner:

8.1.1.
On the Performance Date and against the transfer of the Sold Shares to the Buyer's ownership, the Buyer shall transfer to the Trustee the amount that is equal to the debt balance in the banks plus the Company's debts to the Sellers, and the Trustee shall transfer such amounts to the Company's bank account, and the Buyer shall cause the Company to pay, through them, its debts to the bank and to the Sellers.

8.1.2.	At the same time, in accordance with the Letter of Instructions to the Trustee, the Trustee shall transfer to the Sellers the Trust Moneys (as defined in Section 16.1 below).

8.1.3.
At the same time, the Buyer shall directly pay to the Sellers the amount in U.S. dollars which together with the amount which shall have been transferred pursuant to Section 8.1.1 and together with the Trust Moneys, shall constitute 85% (eighty five percent) of the total Consideration.

8.1.4.
At the same time, the Buyer shall deposit in the Trustee's possession the balance of the Consideration in the amount in U.S. dollars which will constitute 15% (fifteen percent) of the total Consideration (the "Deposit"). The Deposit shall act as collateral for the indemnification determined in Section 17 below, and shall be paid to the Sellers subject to and in accordance with the Letter of Instructions to the Trustee, in three equal parts, while the first among them shall be paid at the end of eight (8) months, the second – at the end of sixteen (16) months, and the third – at the end of twenty four (24) months, whose count began on the Performance Date.

8.2.
All of the installments to the Sellers that are specified in Sections 8.1.2 to 8.1.4 above shall be paid to the Sellers according to the holdings of the Sellers in the Sold Shares, namely: 69% of each installment shall be paid to Xfone; 26% of each installment shall be paid to Newcall; and 5% of each installment shall be paid to Margo. The details of the bank accounts for the transfer of the installments to each one of the Sellers are specified in Annex 8.2 which is attached hereto.

8.3.
All of the installments which will be paid to the Sellers shall be paid in U.S. dollars. The installments which will be paid to the Company shall be paid in NIS according to the representative rate of the dollar at the Time of Performance.

9.	Adjusting the Consideration

In the event that the net working capital as of the date of signing as defined in the memorandum of understanding is less than (NIS -2.6 million) (minus NIS 2,600,000) then a price adjusting mechanism shall be activated which shall offset, from the amount of the transaction, any sum which is greater than (NIS -2.6 million) (minus NIS 2,600,000) [namely: in the event that the net working capital as aforesaid as of the date of signing is lower than (NIS -2.6 million) the Consideration shall be updated].

In the event that the adjustment amount will be known prior to the Performance Date – the Consideration shall be updated as aforesaid. In the event that the adjustment amount will not be known on the Performance Date, the aforesaid update shall be performed from the sum of the Deposit.

10.	Xfone's guarantee to secure damage which may be incurred by the Company in C.A. 25670-0110 Zur v. the Company et al.

Xfone is fully and exclusively liable for any and all amounts, payments or expenses which will be incurred by the Company as a result of a motion to approve a class action which was filed against it on January 19, 2010, in the context of C.A. 25670-0110 Zur v. the Company et al. at the Central District Court (below in this section: the "Action", the " Damage of the Action ") and on the Performance Date it shall sign a Company guarantee in the language that is attached hereto as Annex 10, to secure the Action's Damage ("Xfone's Guarantee"). In this matter it is agreed that Xfone shall bear any and all expenses or financial costs which are entailed by conducting the defense on behalf of the Company and/or the financial results thereof, including pursuant to a judgment or settlement (it is agreed that in the event that the Company will be obligated to provide services at a reduced price, Xfone shall bear only the cost of the services). The Company's conducting of the defense by shall be performed in full cooperation with Xfone and with mutual assistance.

11.	The Performance Date

11.1.
On the Performance Date, at 11:00 o'clock (above and below: the "Time of Performance ") at the offices of Carnie Capital Ltd., in the Nolton House, 14 Shenkar St., Herzliya Pituach, against performance of the Buyer's undertakings as specified in Section 8 above, the Sellers shall transfer, through the Trustee, the Sold Shares to the Buyer's ownership with the Sold Shares constituting, at the time of transfer thereof to the Buyer, 100% of the Company's issued and paid-up capital, and while they are entirely paid-up and free and clear of any and all debts, attachments, pledges and/or any other third party rights.

11.2.	At the Time of Performance the parties shall simultaneously perform all of the following acts:

a.	The Sellers shall deliver to the Buyer the following documents:

1.	[cancelled]

2.
Sellers' confirmation that the Company is free of any guarantee which it provided in favor of any one of them, and that they have no demand from, argument or claim against the Company, including in respect of loans and/or debt and credit balances and/or with regard to managing fees and/or another payment of any kind which is due to any one of them from the Company;

3.
A letter of discharge signed by the Employees who are specified in Annex 11.2(a)(3) according to which they received all that is due to them due to their work with the Company and termination of their employment, including that they have no argument, claim or demand from the Company pursuant thereto.

4.
Confirmation of the officers who are specified in Annex 11.2(a)(4) that they have no demand , argument or claim against the Company, including due to salary and/or any right, compensation, payment or other benefit pursuant to their work for the Company;

6.	Approval of the Sellers' boards of directors that approve their engagement in this contract and the sale of the Sold Shares to the Buyer.

7.	Approval of the Company's board of directors which approves the transfer of the Sold Shares to the Buyer.

8.	Letter of resignation of all of the Directors of the Company, effective as of the Performance Date, together with a confirmation that they have no claims or arguments against the Company.

9. Xfone's Guarantee, duly signed.

One third of the first part of the moneys of the Deposit (as defined in Section 8.1.4 above) shall be withheld in the event that any of the required confirmations will not be delivered to the Buyer on time (the "Withheld Amount"), and the same shall not be transferred to the Sellers as part of the periodic payment which is due thereto in the indemnification period (two years from the signing date). If at the end of the indemnification period any document shall still not have been delivered, the Trustee shall deliver the Withheld Amount back to the Buyer.

Against:

b.	The following documents which will be delivered to the Sellers by the Buyer:

1.
Bank checks or confirmations of performance of bank transfers to the Sellers' and Trustee's accounts which are specified in Annex 8.2 hereof in the total amount that is equal to the entire amount of the Consideration as specified in Section 8 above.

2.	Approval of the Buyer's board of directors of the Buyer's engagement in this contract and the purchase of the Shares that are sold pursuant thereto.

11.3.	At the Time of Performance the Trustee shall act according to the Letter of Instructions to the Trustee and shall, inter alia, perform the following acts:

1.	Deliver to the Buyer the Share transfer deeds in respect of all of the Sold Shares, duly signed by the Sellers.

2.	Release and transfer the Trust Moneys in accordance with this contract and the Letter of Instructions to the Trustee.

12.	Conditions Precedent

The closing of the transaction contemplated in this contract and sale of the Shares that are sold pursuant hereto are contingent on fulfillment of all of the following conditions:

12.1.
Receipt of the Minister's approval for the sale of the Sold Shares to the Buyer pursuant to the provisions hereof. In the event that the Minister's approval will include conditions which directly or indirectly limit, prejudice or reduce the Company's activity as the same is at the time of the signing of this contract, the approval shall be deemed as a "contingent approval".

12.2.	Receipt of the approval of Bank Hapoalim Ltd. for the sale of the Sold Shares to the Buyer pursuant to the provisions hereof.

12.3.	Receipt of the approval of the Buyer's bank for replacement of the bank guarantee under the provisions of Section 7.8 above.

If the Minister will reject the application to receive approval for the sale of the Sold Shares, this contract will be automatically cancelled immediately after receipt of the Minister's negative answer, unless the parties will consensually decide to appeal the Minister's negative answer in which case the contract will be automatically cancelled only if and after the appeal will be denied, and the parties shall have no claim or argument of any kind whatsoever against one another.

If a contingent approval as defined in Section 12.1 above will be received, the Buyer shall have the right to agree to the conditions included in the contingent approval, and once it shall have done so, the condition precedent as provided in Section 12.1 above shall be deemed fulfilled for purposes of this contract, and if it shall have refused to do so, it will be deemed as if the Minister's approval shall not have been issued and the condition precedent as provided in Section 12.1 above shall not have been fulfilled, and the Sellers shall have no argument or claim of any type and kind whatsoever.

If the condition precedent as provided in Section 12.1 will not be fulfilled within six (6) months from the date of the signing of this contract and the parties shall not have agreed to extend the Performance Date, this contract shall be cancelled, and the parties shall have no claim or argument or of any type and kind whatsoever against one another.

If the condition precedent as provided in Section 12.3 will not be fulfilled, the parties agree that Newcall will be entitled, at its sole discretion, to extend the date for replacement of the bank guarantee also over and above the Performance Date for a period which shall be no longer than 30 days.

13.	Taxes and payments

13.1.	Each party shall bear its expenses in connection with this contract and everything deriving therefrom.

13.2.
VAT, which will apply, if and insofar as the same will apply, to any payment fixed in this contract and/or deriving therefrom, shall apply to the paying party and shall be paid on the payment due date thereof to the VAT authorities against a duly prepared tax invoice which will be issued by the party receiving the payment.

The aforesaid notwithstanding, any and all invoices issued by Xfone shall not constitute tax invoices for purposes of VAT in Israel.

13.3.	Withholding tax shall be duly deducted from each payment to the Sellers which are Israeli companies, unless a certification on an exemption from deduction of withholding tax will be produced.

13.4.
Income tax and/or capital gains tax which will apply, if and insofar as the same will apply, to the sale of the Shares which are sold to the Buyer pursuant hereto shall apply to the individual Sellers and shall be paid by each one of them according to the tax liability thereof.

14.	Employees

14.1.
Until the Performance Date the Sellers shall be responsible vis-à-vis the Employees for any payment due to work pay, commissions etc., and/or severance pay and/or provision for provident payments and/or provision due to a study fund and/or any other amount which is due to them in respect of their work according to any Law and/or agreement, in accordance with the Company's policy which was accepted in the past and until now.

14.2.
The parties agree that on the Performance Date the Sellers shall cause the Company to terminate the employment of the Employees listed in Annex11.2(a)(3). The Sellers undertake that the Company shall pay the aforesaid Employees all of the payments and rights which are due to them pursuant to their employment with the Company and pursuant to termination of their employment, and they will cause them to sign an appropriate letter of discharge in the language attached as Annex 14.2 hereto, and will produce the aforesaid letters of discharge to the Buyer on the Performance Date. The Sellers further undertake that the aforesaid Employees shall train and perform an orderly transfer of their work and position to the Buyer or another on its behalf. The Sellers shall do all that is within their power in order that the aforesaid Employees will be available to the Buyer, also after the Performance Date, and will reasonably cooperate therewith in answering questions and assistance and help in fields related to their work with the Company.

15.	Non-competition

Each one of the Sellers undertakes not to engage, directly or indirectly, for or without consideration, alone or together with others, in activity which competes with the Company's activity in international operator, internet and local fields in Israel, for a period of 36 months from the Performance Date, whether or not the activity requires a license, and this includes not holding, directly or indirectly, shares which constitute more than five percent (5%) of the share capital of any Israeli license holder which operates in the aforesaid fields.

16.	Trust

16.1.
Upon the signing of this contract, the Sellers shall transfer in escrow to the Trustee, Share transfer deeds due to all of the Sold Shares, duly signed by the Sellers, to the order of the Buyer, whereas the Buyer shall transfer to the Trustee the amount which constitutes 20% (twenty percent) of the Consideration to the bank account whose details will be delivered thereto in writing by the Trustee (the "Trust Moneys").

16.2.	[Cancelled]

16.3.
No later than the Performance Date, the parties shall present to the Trustee the confirmations which attest to the fulfillment of all of the conditions precedent specified in Section 12 above. Subject to and immediately after receipt of the aforesaid confirmations, the Trustee shall act in accordance with the Letter of Instructions to the Trustee.

16.4.
If six (6) months, whose count began at the time of the signing of this contract, shall have lapsed, and such date shall not have been consensually extended by the parties, and the Trustee shall not have received the confirmations stated in Section 16.3 above, the Trustee shall return the Share transfer deeds to the Sellers and the Trust Moneys to the Buyer.

16.5.	In the event that the Trustee shall be unable to act as Trustee pursuant to this contract the parties shall consensually appoint an alternative Trustee.

16.6.
Upon the signing of this contract, the parties and the Trustee shall sign the Letter of Instructions to the Trustee which includes the instructions according to which the Trustee will be required to act as provided herein, including in respect of the manner of investing the Trust Moneys, in the language which is attached as Annex 16.6 hereof.

17.	Indemnification

Subject to the closing of the transaction contemplated in this contract, in any event that, from after the date of the signing of this contract until two years from the Performance Date will expire, damage and/or loss will be incurred by the Buyer or a financial charge or sanction will be imposed on the Company as a result of one of the following: (i) falseness of the representations made by the Sellers in this contract, or (ii) violation of any provision of any of the Company's Licenses or another instruction which shall have been issued by the Minister or another who was authorized therefor by him, provided that such violation was performed before the Performance Date or (iii) as a result of a demand or claim which was raised against the Company whose cause precedes the Performance Date (jointly together the "Damage"), the following provisions shall apply:

a.
During two years from the Performance Date , the Sellers undertake to compensate the Buyer in the amount of the Damage, subject to that the Sellers' undertaking to compensate the Buyer shall apply only to Damage in the amount which exceeds (in total and cumulatively) NIS 500,000 (five hundred thousand).

b.
The indemnification cap for each one of the individual Sellers shall be the amount which shall have been paid to such a seller pursuant to Section 8.2 above, and in no case will each one of the individual Sellers be required to pay the Buyer, and will it pay thereto, compensation or indemnification in the amount exceeding the amount which was actually paid thereto as aforesaid.

c.
The Buyer undertakes to give the Sellers, immediately, notice on any claim or demand which will be filed against it and/or against the Company which may cause it Damage, as defined in this section above, and which is relevant to the Sellers' duty of indemnification.

The Sellers shall have the right to notify the Buyer and the Company within 7 days from receipt of the demand or claim into their possession on their desire to handle the same by themselves. If such notice shall have been issued, the Sellers shall assume (subject to the provisions below) the full responsibility to handle the demand or claim and to bear any and all expenses, costs, judgments and/or decisions which will be issued therein, and all of the expenses entailed thereby, while releasing the Buyer and the Company from any responsibility in connection with the demand or claim and any result that will derive therefrom. However, in such an event, the Buyer and the Company shall assist the Sellers as best they can (via documents, affidavits, delivering information etc.) to defend themselves from the demand/claim.

If the Sellers shall not have announced their desire to handle the demand or claim themselves, the Buyer shall handle the same. In such an event, the Buyer undertakes to (i) update the Sellers on any material development in the claim; (ii) refrain from agreeing to any settlement other than if the Sellers shall have agreed thereto in advance and in writing; (iii) allow the Sellers to join the defense at any stage (at the Sellers' expense).

d.
Without derogating from the provisions of Section a above and from the Sellers' obligation to compensate the Buyer up to the level of the cap as aforesaid in Subsection b, the Deposit as defined in Section 8.1.4 above shall serve for the payment of the indemnification pursuant to this Section 17, in accordance with the Letter of Instructions to the Trustee.

e.	The provisions of this Section 17 shall not apply to the Action and to the Damage of the Action (as defined in Section 10 above) and only the provisions of Section 10 shall apply in respect thereof.

18.	Liquidated Damages

In the event that a party to this contract will breach the undertaking thereof to close the transaction contemplated herein on the Performance Date, for any reason whatsoever (the "Breaching Party"), and will not remedy the breach within 14 days from receipt of written notice from the other party (the "Fulfilling Party"), then the Breaching Party shall pay the Fulfilling Party damages that are fixed and agreed in advance, without being required to prove any damage at the rate of 25% of the Consideration determined herein (the "Liquidated Damages"). The parties agree that the amount of the Liquidated Damages is appropriate for the damage which may be incurred by the Fulfilling Party as a probable consequence of the breach.

The Liquidated Damages are in addition to the Fulfilling Party's right to claim the entire damage which was actually incurred thereby, and also to claim from the Breaching Party any other or additional relief which is conferred thereto by virtue of the provisions of any Law and/or the provisions of this contract.

Notwithstanding the aforesaid in the preamble of this contract, the aforesaid in this section shall apply to each one of the individual Sellers severally, meaning that each one of the individual Sellers shall be obligated to pay part of the Liquidated Damages, or entitled to receive part of the Liquidated Damages, as the case may be, solely according to the proportionate share thereof in the Sold Shares.

With regard to this section, in the event that the Minister's approval will not be received as provided in Section 12 above as the result of an act or an omission of a party hereto and/or in the event that it arises from the Minister's decision that the reason for failure to receive the Minister's approval is that a party hereto breached the undertakings thereof pursuant to this agreement and/or that the representations made thereby are incomplete and untrue, such party will be deemed as having breached its undertaking to close the transaction.

The Sellers undertake that at the time of the signing of this contract, the Company shall provide a Company guarantee in the amount of 25% of the Consideration determined in this contract as guarantee for fulfillment of the Liquidated Damages clause on the Sellers' part.

19.	Arbitration

19.1.
The parties agree to entrust all of the disputes which will erupt between them in connection with this contract and/or the Letter of Instructions to the Trustee and everything deriving therefrom and entailed thereby to the decision of a single arbitrator who shall be appointed consensually by the parties. In the absence of consent between the parties with regard to the identity of the arbitrator within 7 days from the date that his appointment was sought by any one of them, the arbitrator shall be appointed by the head of the Israel Bar Association.

19.2.
The arbitrator shall be entitled to issue interim orders and other temporary relief which the court is authorized to issue. The arbitrator shall be subject to the provisions of the substantive law and shall be obligated to give reasons for his arbitration award and any decision issued by him, however shall not be subject to procedural law and to laws of evidence.

19.3.
This section shall be deemed as a valid arbitration agreement by virtue of the provisions of the Arbitration Law, 5728-1968 (the "Arbitration Law"). The arbitration award may be appealed as determined in the provisions of Section 21a of the Arbitration Law. The provisions of the Schedule of the Arbitration Law shall apply to the arbitration proceedings and to the arbitrator.

20.	General

20.1.	The parties' rights and obligations hereunder are not assignable, transferrable or endorsable in any manner, including by way of pledge, other than with the advance written consent of all parties.

20.2.
This contract embodies and exhausts all of the agreements between the parties in connection with the transaction contemplated herein, and upon the signing hereof it cancels any and all representations, understandings or undertakings, including any and all written instruments which were made prior to the execution hereof in connection with the transaction contemplated herein, including the memorandum of understanding.

20.3.	Any and all changes or additions to this agreement shall be ineffective unless performed in writing and signed by all parties.

20.4.
Delay or refrainment on the part of any one of the parties to exercise or enforce any one of the rights thereof pursuant hereto shall not be deemed as its waiver of or impediment to using its rights in the future, and it shall be entitled to use the rights thereof, in whole or in part, whenever it shall deem fit.

20.5.
Without derogating from the provisions of Section 19 hereof, it is hereby agreed that the competent courts of the central district shall have exclusive jurisdiction in connection with this contract and everything deriving therefrom. This contract and everything deriving therefrom (including fulfillment, interpretation and breach of this contract) shall be governed by the laws of the State of Israel.

20.6.	The parties determine their addresses for purposes of this contract, as follows:

Xfone: 5307 W. Loop 289 Lubbock, TX 79414, Tel: 806-788-2998, Fax 806-788-3398

Newcall: 11 Ha'avoda St., Rosh Ha'ayin 48103, Israel

Margo: 26 Shalva St., Herzliya 46705, Israel

The Buyer: 14 Shenkar St., Herzliya Pituach 46733, Israel.

and any notice sent by a party to the other party via registered mail according to its aforesaid address, shall be deemed as arriving at the destination thereof after 72 hours from the time of dispatch thereof, and if it shall have been delivered by hand and/or transmitted via facsimile – upon delivery or transmission thereof, as the case may be. The aforesaid notwithstanding, a notice which will be sent to Xfone shall be deemed as having arrived at the destination thereof within 2 business days from the time of dispatch thereof through an international courier Company.

In witness whereof the parties have hereto set their hands at the place and on the date as above written:

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Xfone, Inc.                                                                                          Marathon Telecom Ltd.

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Newcall Ltd.

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Margo Pharma Ltd.